Santiago, December 21st, 2011

Via E-mail: LoS@sec.gov

Tia L. Jenkins

Senior Assistant Chief Accountant

Office of Beverages, Apparel and Mining

United States Securities and Exchange Commission

Washington, D.C. 20549

Re: Andina Bottling Company, Inc.

Form 20-F for Fiscal Year Ended December 31, 2010

File No. 001-13142

Dear Ms. Jenkins,

Regarding your letter dated December 19, 2011, please be advised that Embotelladora Andina will respond to all of your comments, no later than January 13, 2012.

Best regards,

(signed)

Andrés Wainer P.

Chief Financial Officer

Embotelladora Andina S.A.